Exhibit 99.1

Adverse Economic Conditions Continue to Affect Appalachian Bancshares

ELLIJAY, Ga. April 30, 2009 (PRIME NEWSWIRE) — Appalachian Bancshares, Inc. (NASDAQ: APAB), holding company for Appalachian Community Bank, Appalachian Community Bank, F.S.B., and Appalachian Real Estate Holdings, Inc. reported consolidated total assets of $1.2 billion, at March 31, 2009, compared to $1.0 billion at March 31, 2008, an increase of 21.0%. Total loans net of unearned income were $883.0 million at March 31, 2009, an increase of $37.5 million, or 4.4%, when compared with $845.6 million at March 31, 2008. Deposits grew to $1.1 billion at March 31, 2009, an increase of $218.0 million, or 25.8%, when compared to $846.1 million at March 31, 2008.

Tracy Newton, President and Chief Executive Officer, stated that, “The challenges of the fourth quarter of 2008 continued during the recent quarter. Volatile financial events continue to promote an environment of fear and uncertainty causing a continued lack of consumer confidence and conservative spending in our markets. Although, our team remains determined with a ‘Together We Can’ attitude, as we continue to focus on building liquidity, lowering wholesale funding, identifying and providing proper reserves for problem assets, and maintaining a strong capitalized position. We are well poised to re-price many of our interest bearing deposits in the second half of 2009. This should give us much needed relief on our net interest margin in the months to come.”

Net loss for the first quarter of 2009 was $1.8 million, or $(0.32) per diluted share, which is a 254.4% decrease in net income when compared to $1.1 million, or $0.21 per diluted share, for the same quarter in 2008. Our decrease in net income for the first quarter 2009 was primarily due to our provision for loan losses of $3.7 million, which represent an increase of $2.8 million when compared to the same period in 2008. A decreasing net interest margin in the first quarter of 2009 compared to 2008 also contributed to our net losses. Our net interest margin was 2.70% for the quarter ended March 31, 2009, compared to 4.29% the same quarter in 2008. We reversed interest, due to placing loans on non-accrual, during the first quarter of 2009, which represents an 11 basis point decrease of our margin compared to only a 6 basis point reduction during the same period in 2008. In addition, we sold investment securities and took a $1.0 million net gain in the first quarter 2009 compared to only a $9 thousand net gain for the same period in 2008. We reinvested the sales proceeds in shorter term securities with lesser risk weights to improve our total risk based capital position.

Return on average shareholders’ equity was (9.71%) annualized for the first quarter of 2009, compared to 6.10% for the same period in 2008. Return on average assets was (0.59%) annualized for the first quarter of 2009, compared to 0.46% for the same period in 2008.

Mr. Newton commented that, “Our non-performing assets to total assets ratio increased to 5.69% at March 31, 2009, from 3.50% at December 31, 2008 and from 0.59% at March 31, 2008. Our non-performing loans to total loans ratio was 5.76% at March 31, 2009, compared to 3.18% at December 31, 2008 and 0.50% at March 31, 2008. Our net charge-off ratio was 0.46% for first quarter 2009, compared to 0.58% for the fourth quarter 2008 and 0.07% for the quarter ended March 31, 2008. Considering increasing risks in our loan portfolio and our timely approach that allows us to quickly identify troubled loans, we believe that our loan loss reserves of 1.60% of gross loans outstanding at March 31, 2009, compared to 1.21% of gross loans outstanding at March 31, 2008, adequately prepares us for identified potential future losses. As always, if conditions continue to worsen, additional loan loss reserve provisions will be provided.”

Total revenue, net of interest expense, was $8.9 million for the first quarter of 2009 and $11.0 million for the first quarter 2008, a decrease of 19.2%. The decrease in total revenue, net of interest expense, is primarily due to the decrease in our net interest margin, which was partially offset by the $1 million gain on the sale of securities.

Book value per share stood at $12.86 at March 31, 2009, compared to $14.14 per share at March 31, 2008, a decrease of approximately 9.1%.

Conference Call

The Company will hold a conference call on Thursday, April 30, 2009 at 11:00 a.m. ET, to discuss its financial results and strategic initiatives and to entertain questions. Listeners will be able to participate in the question-and-answer session. The telephone number for the conference call is 1-800-860-2442. The conference call will also be available by webcast through the Company’s website, www.apab.com, by clicking on the Investor Relations’ section. A replay of the call will be archived on the Company’s website for one year.

About Appalachian Bancshares, Inc.

The Company is based in Ellijay, Georgia, and is the holding company of Appalachian Community Bank, a Georgia state-chartered bank, Appalachian Community Bank, F.S.B., a federally-chartered thrift and Appalachian Real Estate Holdings, Inc. The Company, through Appalachian Community Bank (which also operates in Gilmer County, Georgia, under the trade name of Gilmer County Bank) and Appalachian Community Bank, F.S.B., provides a full range of community banking services to individuals and to small and medium-sized businesses, through its thirteen banking offices, located in Ellijay, East Ellijay, Blue Ridge, Blairsville, Chatsworth, Dawsonville, McCaysville, Dahlonega and Dalton, Georgia, and in Ducktown, Tennessee, and Murphy, North Carolina. The Company’s common stock trades on the NASDAQ Global Market under the symbol APAB. For more information, please visit the Company’s website at www.apab.com.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in our company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Summary Results of Operations Data:
Interest income	$15,670	$18,643
Interest expense	9,007	8,929

Net interest income	6,663	9,714
Provision for loan losses	3,726	955

Net interest income after provision for loan losses	2,937	8,759
Noninterest income	2,208	1,265
Noninterest expense	8,165	8,362

Income (loss) before taxes	(3,020)	1,662
Income tax expense (benefit)	(1,264)	525

Net income (loss)	$(1,756)	$1,137

Per Share Data:
Net income (loss), basic	$(0.32)	$0.21
Net income (loss), diluted	(0.32)	0.21
Book value	12.86	14.14

Weighted average number of shares outstanding:
Basic	5,452,769	5,348,966
Diluted	5,452,769	5,348,966

Performance Ratios:
Return on average assets(1)	-0.59%	0.46%
Return on average equity(1)	-9.71%	6.10%
Net interest margin(1) (2)	2.70%	4.29%
Efficiency ratio(3)	104.01%	76.23%

Growth Ratios and Other Data:
Percentage change in net income	-254.44%
Percentage change in diluted net income per share	-253.35%

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands, except per share data)

	At March 31,
	2009	2008
Summary Balance Sheet Data:
Assets	$1,234,348	$1,020,048
Average earning assets	1,011,451	918,345
Securities available-for-sale	206,119	75,732
Restricted equity securities	5,225	4,494
Loans, held for sale	9,055	6,406
Loans	883,016	845,558
Allowance for loan losses	14,149	10,254
Deposits	1,064,140	846,123
Short-term borrowings	10,330	24,710
Accrued interest	2,324	1,929
Federal Home Loan Bank advances	72,000	62,250
Subordinated long-termcapital notes	12,511	6,186
Other liabilities	2,640	2,895
Shareholders’ equity	70,403	75,955

Asset Quality:
Asset Quality Ratios
Nonperforming loans to total loans	5.76%	0.50%
Nonperforming assets to total assets	5.69%	0.59%
Allowance for loan losses to nonperforming loans	27.82%	243.56%
Allowance for loan losses to total loans	1.60%	1.21%

	At March 31,
	2009		2008
	Amount	% of Total Loans	Amount	% of Total Loans
Loans by Category
Real estate - acquisition & development	$380,430	43.08%	$409,903	48.48%
Real estate - commercial	173,119	19.61%	165,798	19.61%
Real estate - residential	221,974	25.14%	185,426	21.93%
Commercial business	71,927	8.15%	48,735	5.76%
Other loans	35,566	4.02%	35,696	4.22%

Total Loans	$883,016		$845,558

	At March 31,
	2009		2008
	Amount	% of Total Nonperforming	Amount	% of Total Nonperforming
Nonperforming assets by category:
Loans
Real estate - acquisition & development	$31,495	44.82%	$1,556	25.86%
Real estate - commercial	6,500	9.25%	669	11.12%
Real estate - residential	10,040	14.29%	1,353	22.49%
Commercial business	2,683	3.82%	492	8.18%
Other loans	149	0.21%	140	2.33%
Other Real Estate
Real estate - acquisition & development	8,658	12.32%	665	11.05%
Real estate - commercial	5,127	7.30%	207	3.44%
Real estate - residential	5,281	7.51%	845	14.05%
Commercial business	84	0.11%	—	0.00%
Other Repossessed Property
Other loans	258	0.37%	89	1.48%

Total Nonperforming Assets	$70,275		$6,016

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(in thousands, except per share data)

	At March 31,
	2009		2008
	Amount	% of Total Average Loans	Amount	% of Total Average Loans
Quarterly Net Charge-Offs by Category
Real estate - acquisition & development	$2,641	0.30%	$311	0.04%
Real estate - commercial	(688)	-0.08%	7	0.00%
Real estate - residential	908	0.10%	45	0.01%
Commercial business	1,102	0.12%	28	0.00%
Other loans	123	0.02%	118	0.02%

Total Net Charge-Offs	$4,086	0.46%	$509	0.07%

At December 31, 2008
Growth Ratios and Other Data:
Percentage change in assets	21.01%
Percentage change in loans	4.43%
Percentage change in deposits	25.77%
Percentage change in equity	-7.31%
Loans to deposits ratio	82.98%

(1)	Annualized.
(2)	Taxable equivalent.
(3)	Computed by dividing noninterest expense by the sum of the net interest income and noninterest income excluding any realized gains/losses on securities.

APPALACHIAN BANCSHARES, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except shares and per share data)

	Three Months Ended March 31,
	2009	2008
Interest Income
Interest and fees on loans	$14,784	$17,659
Interest on securities:	—
Taxable securities	735	779
Nontaxable securities	131	160
Interest on deposits with other banks	—	2
Interest on federal funds sold	20	43

Total Interest Income	15,670	18,643

Interest Expense
Interest on deposits	8,028	8,116
Interest on short-term borrowings	121	124
Interest on Federal Home Loan Bank advances	597	580
Interest on subordinated long-term capital notes	261	109

Total Interest Expense	9,007	8,929

Net Interest Income	6,663	9,714
Provision for loan losses	3,726	955

Net Interest Income After Provision for Loan Losses	2,937	8,759

Noninterest Income
Customer service fees	518	564
Mortgage origination commissions	436	446
Net gains on sales of securities	1,021	9
Other operating income	233	246

Total Noninterest Income	2,208	1,265

Noninterest Expenses
Salaries and employee benefits	4,136	4,991
Occupancy, furniture and equipment expense	1,127	1,082
Other operating expenses	2,902	2,289

Total Noninterest expense	8,165	8,362

Income (loss) before income taxes	(3,020)	1,662
Income tax expense (benefit)	(1,264)	525

Net Income (Loss)	$(1,756)	$1,137

Earnings (Loss) Per Common Share
Basic	$(0.32)	$0.21
Diluted	(0.32)	0.21

Cash Dividends Declared Per Common Share	—	—

Weighted Average Shares Outstanding
Basic	5,452,769	5,348,966
Diluted	5,452,769	5,348,966

APPALACHIAN BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(Dollars in thousands)

	March 31, 2009	December 31, 2008	March 31, 2008
Assets
Cash and due from banks	$54,747	$12,825	$15,334
Interest-bearing deposits with other banks	171	731	191
Federal funds sold	1,555	133,351	22,370

Cash and Cash Equivalents	56,473	146,907	37,895

Securities available-for-sale	206,119	79,308	75,732

Restricted equity securities	5,225	4,932	4,494

Loans, held for sale	9,055	2,783	6,406

Loans, net of unearned income	883,016	885,374	845,558
Allowance for loan losses	(14,149)	(14,510)	(10,254)

Net Loans	868,867	870,864	835,304

Premises and equipment, net	40,594	39,638	33,378
Accrued interest	8,321	9,289	10,201
Cash surrender value on life insurance	9,197	9,140	8,865
Intangibles, net	1,992	1,992	2,043
Foreclosed assets	19,408	13,323	1,806
Other assets	9,097	7,502	3,924

Total Assets	$1,234,348	$1,185,678	$1,020,048

Liabilities and Shareholders’ Equity

Liabilities
Noninterest-bearing deposits	$52,825	$50,035	$54,831
Interest-bearing deposits	1,011,315	963,241	791,292

Total Deposits	1,064,140	1,013,276	846,123

Short-term borrowings	10,330	10,604	24,710
Accrued interest	2,324	1,936	1,929
Federal Home Loan Bank advances	72,000	72,000	62,250
Subordinated long-term capital notes	12,511	12,511	6,186
Other liabilities	2,640	2,913	2,895

Total Liabilities	1,163,945	1,113,240	944,093

Shareholders’ Equity
Preferred Stock, 20,000,000 shares authorized, none issued	—	—	—
Common stock, par value $0.01 per share, 20,000,000 shares authorized, 5,475,701, 5,372,505 and 5,372,505 shares issued at March 31, 2009, December 31, 2008 and March 31, 2008, respectively	55	54	54
Paid-in capital	45,296	44,979	44,770
Retained earnings	24,716	26,472	30,468
Accumulated other comprehensive income	336	933	663

Total Shareholders’ Equity	70,403	72,438	75,955

Total Liabilities and Shareholders’ Equity	$1,234,348	$1,185,678	$1,020,048